Contact:  Thomas E. Hoppin
                                                                (804)   782-1450

                          CSX TO CONVEY BARGE INTEREST;
                   TRANSACTION WILL CREATE $1 BILLION COMPANY

FOR IMMEDIATE RELEASE

        RICHMOND,  Va.,  April 20,  1998 - CSX  Corporation  (NYSE:  CSX)  today announced it will convey American Commercial Lines (ACL) to a venture formed with Vectura Group, Inc. (Vectura) for approximately $850 million in cash and securities. CSX will receive $695 million in cash and $155 million of securities issued by the venture, including a 34% stake in the venture. As part of the transaction, National Marine, Inc. (NMI), a wholly owned subsidiary of Vectura, will be combined with ACL to create a company with assets of approximately $1 billion.

        The business will be based in Jeffersonville, Ind., will retain the American Commercial Lines name, and will be led by ACL's current management team headed by Michael C. Hagan, ACL's current chief executive.

        The transaction is subject to customary conditions, including the arrangement of financing. Closing is anticipated in the second quarter of 1998.

        Announcing the transaction, John W. Snow, chairman and chief executive officer of CSX, said: "We are extremely pleased with this result. The combination with National Marine provides superior value for CSX's shareholders and represents an exceptional outcome for ACL, its employees and its customers. CSX achieves the goal of realizing significant value from the transaction, while retaining a continuing interest in the inland waterway business and participating in the synergies the combination creates.

        "Completion of this transaction strengthens our balance sheet, increases shareholder value and allows us to focus more of our energies on our core railroad business. This is an especially important priority as we move toward conclusion of the review and approval process of the Conrail transaction and the integration of Conrail lines into our rail system," Snow said.

        Michael C. Hagan, president and chief executive officer of the new ACL, said: "Our management team is excited about the service opportunities this transaction offers for our

                                     -more-

                                       -2-

customers. As a leader in the inland marine transportation industry in North and South America, the new ACL will be uniquely equipped to handle our customers' requirements. We expect to continue to leverage our existing relationship with CSX, along with other transportation companies throughout the world, as we launch this new venture," Hagan said.

        David Wagstaff,  president and chief executive officer of Vectura, said:
"The combined company should provide substantial logistical efficiencies for customers, as well as enhanced opportunities for employees."

        The new ACL will operate the largest inland waterway fleet, with more than 4,500 barges and 195 towboats. The company's U.S. domestic fleet will include more than 3,800 dry cargo barges and 450 tank barges operating on the Mississippi River System and its tributaries, as well as the Gulf Intracoastal Waterway. For customers, the larger fleet will mean better service frequency, greater flexibility in barge scheduling, and overall enhanced service levels.

        Wasserstein Perella & Co., Inc. served as CSX's advisor on the transaction. Chase Securities, Inc. and Wasserstein Perella & Co., Inc. are providing the financing for the transaction.

        CSX   Corporation,   based  in  Richmond,   Va.,  is  an   international
transportation company providing rail, intermodal, container-shipping, barging and contract logistics services worldwide.

        Vectura Group, Inc., the parent of National Marine, Inc., is headquartered in New Orleans. Vectura provides barging as well as stevedoring services in the Port of New Orleans. National Marine operates approximately 55 towboats and 700 barges throughout the U.S. inland river system.

        American Commercial Lines of Jeffersonville, Ind., is a family of marine companies providing a wide range of services to the shipping public and other inland waterway carriers. The company operates approximately 140 towboats and 3,800 barges on both U.S. and foreign waterways. Additionally, ACL operates marine construction facilities, river terminals and communication services.

                                       ###

                  CSX's internet address is: http://www.csx.com